McKESSON REPORTS FISCAL 2004 FOURTH QUARTER
AND FULL YEAR RESULTS

•	Fourth quarter revenues of $17.9 billion, up 21%, and full-year revenues of $69.5 billion, up 22% .

•	Excluding warehouse sales, fourth quarter revenues up 13% with Pharmaceutical Solutions revenues up 14%.

•	Fourth quarter net income of $214 million, up 20%, and full year net income of $647 million, up 16%

•	Fourth quarter diluted EPS of 73 cents, up 20%, and full year EPS of $2.19, up 16%.

•	Annual cash flow from operations of $563 million.

•	Net debt to net capital ratio 13%.

SAN FRANCISCO, April 29, 2004 – McKesson Corporation (NYSE: MCK) today reported that revenues for the fourth quarter ended March 31, 2004, were $17.9 billion, an increase of 21% from $14.9 billion a year ago, including customer warehouse sales of $5.6 billion, which increased 42% from $3.9 billion. Excluding warehouse sales, revenues grew 13%, to $12.4 billion from $11.0 billion a year ago.

     Fourth quarter net income was $214.2 million, an increase of 20% from $179.0 million a year ago, and diluted earnings per share was 73 cents, an increase of 20% from 61 cents. Last year’s fourth quarter included a loss from discontinued operations of $2.6 million, or one cent per share.

     For the full fiscal year, McKesson had revenues of $69.5 billion, an increase of 22%, including warehouse sales of $21.6 billion, which rose 46%. Net income for the year was $646.5 million, an increase of 16%, and earnings per diluted share was $2.19, an increase of 16%. Last year, McKesson had a loss from discontinued operations of $6.7 million or two cents per share.

     “In Fiscal 2004, McKesson once again delivered solid financial performance,” said John H. Hammergren, chairman and chief executive officer. “We achieved revenue growth of 22% and EPS growth of 16%, generated cash flow from operations of $563 million, made share repurchases of $157 million, including $41 million in the fourth quarter, and ended the year with a net debt to capital ratio of just 13%.”

     “We closed out the year with another quarter of strong pharmaceutical distribution revenue growth in both the United States and Canada. This growth demonstrates the increasing value that McKesson’s solutions deliver to our customers. At the same time, we are making excellent progress in our discussions to improve the economics of our relationships with pharmaceutical manufacturers and we believe have sound strategies to stabilize pricing to customers.”

     “In Medical-Surgical Solutions, operating profit and operating margin rate improved steadily throughout the year. Our progress over the past five quarters tracked the plan we outlined in the fall of 2002. We are pleased with the momentum we see in the operating results of this business.”

     “In Information Solutions, revenue growth for the year was modest. Software revenues were impacted by slower demand for non-clinical software and longer installation periods needed to implement our complex clinical contracts. Operating profit and the operating margin rate improved for the year, reflecting better product mix, strong expense controls and the impact of changes to settlement and contract reserves.”

Significant Items

     During the fourth quarter, McKesson had four significant items:

•	A $46.7 million pre-tax credit reflecting a change in estimate of previously recorded reserves for Information Solutions domestic customer settlements.

•	A $15.2 million pre-tax credit reflecting a change in estimate of expected contract losses in Information Solutions international operations.

•	A $21.0 million pre-tax charge, primarily for uncollected balances on loans made to former employees for the purchase of McKesson stock in February 1999, recorded in Corporate expenses.

•	A $27.9 million pre-tax LIFO charge in Pharmaceutical Solutions. A year ago, McKesson had a LIFO credit of $13.7 million pre-tax.

Corporate Highlights

     The past 12 months included the following key accomplishments by the company:

•	Renewal contracts were signed with six of its ten largest pharmaceutical distribution customers, and a new agreement was reached with the Department of Veteran’s Affairs, the nation’s largest hospital network, which takes effect May 10. Fiscal 2004 renewals totaled 30% of direct distribution revenues and 45% of total revenues.

•	Sales of generic pharmaceuticals under McKesson proprietary programs were up 31% in Fiscal 2004, following a strong performance in Fiscal 2003.

•	Approval was received from the Centers for Medicare and Medicaid Services (CMS) for McKesson’s new Rx Savings Access prescription drug discount access card for Medicare beneficiaries.

•	The Together Rx® card, which is administered by McKesson on behalf of seven pharmaceutical companies, reached 1.3 million enrollees to whom it has delivered more than $325 million in drug cost savings since the card was launched in June 2002.

•	McKesson’s Payor business was awarded new disease management contracts by two state Medicaid agencies in the past year, bringing to seven the number of states for which the company manages programs designed to improve health outcomes and reduce healthcare costs for Medicaid patients. Customers save on average two dollars for every dollar spent with McKesson on disease management.

•	McKesson Medical-Surgical segment launched an expanded program to distribute in-office dispensed pharmaceuticals to its more than 50,000 physician office customers, which helped double vaccine sales and drive annual revenue growth of 13% for this sector of the market.

•	Seven McKesson software products earned #1 or #2 rankings in the annual Top 20 Year End Best in KLAS Survey. No other vendor had more. Three years ago, McKesson had no products that ranked #1 or #2.

•	For the year, McKesson Corporate Solutions quarterbacked 218 large, multi-business strategic agreements, up from 55 agreements the prior year.

•	Acquisitions of Moore Medical, Sky Pharmaceuticals and the remaining 50% of the company’s SI Baker joint venture were completed, which expanded McKesson’s product and service offerings in key areas: alternate site medical distribution, pharmaceutical repackaging and high-volume prescription dispensing.

Fiscal Year 2005 Outlook

     “McKesson’s long-term growth potential remains extremely positive,” Hammergren said. “Favorable demographics continue to drive increased demand for pharmaceuticals, while incentives to increase the use of generic drugs create additional opportunities. Pressure continues to mount to increase the use of information and technology to improve healthcare quality, reflected in two major political milestones: the passage of the Medicare Modernization Act and the FDA’s mandate for bar-coded medications in all hospitals. And just this week, President Bush proposed to create electronic medical records for all Americans within 10 years, which should accelerate more widespread use of healthcare information technology.”

     “Earlier this week, we announced a series of organizational changes designed to better align our product development and selling efforts with the evolving needs of the marketplace. As a result, we believe we are well-positioned for long-term growth in each of our segments.”

     “However, as we enter fiscal 2005, three issues are impacting our financial performance in the near term. First, the Pharmaceutical Solutions and Provider Technologies segments face challenging financial comparisons in the first half of the year. The evolution of the U.S. pharmaceutical distribution business model continues to impact Pharmaceutical Solutions operating profit comparisons in the first half. The results of Provider Technologies are affected by the previously announced contracting change we made in our inpatient automation business, now included in this segment, and by the complexity of clinical solution implementations, both of which delay revenue recognition.”

     “Second, we are investing more than $30 million in a series of strategic initiatives, including Patient Safety, our CMS drug card for seniors, our Payor business, ePrescribing and Closed Loop Supply Management. While these investments have significant long-term growth potential, they are incremental expenses that will impact our Fiscal 2005 earnings.”

     “Third, like many other companies, we face some unavoidable cost challenges across the business, including higher costs for healthcare, 401-K and other retirement benefits. In addition, we expect $20 million of incremental legal expense as a result of accelerating activity in our shareholder litigation. The company is working aggressively to mitigate the effect of these increased expenses with actions that will control and defer discretionary expenses. However, the impact from the incremental litigation expense and investments alone is expected to be more than ten cents per share.”

     “With these impacts, for the full fiscal year, McKesson expects to earn between $2.20 and $2.35 per share. First half earnings per share should be down modestly compared to the strong results of the first half of Fiscal 2004, but stronger growth should resume in the second half.”

     “Longer term, the health of the business and the soundness of our strategies should enable McKesson revenues to grow in line with our markets while expanding operating margin at a faster rate. We believe that on a combined basis our business should grow revenue at or above 10% per year. Our goal is to achieve earnings per share growth in the mid-teens once we complete the changes underway in our business.”

Key Assumptions for Fiscal Year 2005 Outlook

     The Fiscal 2005 outlook is based on the key assumptions provided below. Unless otherwise noted, the outlook excludes significant items and is also subject to the Risk Factors provided below in this press release.

•	Pharmaceutical Solutions revenue growth excluding warehouse sales should be in the mid-teens based on IMS estimates of market growth of 11% and the implementation of the new agreement with the Department of Veterans Affairs, which is scheduled to begin May 10.

•	The Pharmaceutical Solutions gross margin rate will be impacted by the changing mix of business, renewal agreements signed in the past three quarters, and the economics of McKesson’s relationships with pharmaceutical manufacturers. The rate of decline in gross margin percentage should begin to slow in the third fiscal quarter when quarterly comparisons to the prior year will begin to reflect certain of these renewals in both periods and improvements in manufacturer economics from current levels.

•	The magnitude and timing of pharmaceutical price increases are expected to continue at current levels.

•	McKesson expects to record a pre-tax gain of approximately $40 million in the first half of the year for the cash proceeds from the settlement of an antitrust class action lawsuit involving a drug manufacturer.

•	Medical-Surgical Solutions revenue growth in the first half of the year will continue to be impacted by the loss of $300 million in annual acute care business, offset by growth in alternate site revenues and the recent acquisition of Moore Medical. Operating improvements should continue to have a positive impact on results throughout the year.

•	The previously announced change to inpatient automation contracting will continue to dilute McKesson Provider Technologies operating profit throughout the year, and will also impact revenue growth. Year over year comparisons should improve in the second half.

•	McKesson’s effective tax rate for Fiscal 2005 is expected to approximate 33% compared to Fiscal 2004’s reported rate of 29%, which was lower primarily due to adjustments and refunds from prior periods.

Risk Factors

     Except for historical information contained in this press release, matters discussed may constitute “forward-looking statements”, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that involve risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These statements may be identified by their use of forward-looking terminology such as “believes”, “expects”, “anticipates”, “may”, “will”, “should”, “seeks”, “approximates”, “intends”, “plans”, “estimates” or the negative of these words or other comparable terminology. The most significant of these risks and uncertainties are described in the company’s Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission and include, but are not limited to: the resolution or outcome of pending shareholder litigation regarding the 1999 restatement of our historical financial statements; the changing U.S. healthcare environment, including the impact of recently approved and potential future mandated benefits; changes in private and governmental reimbursement or in the delivery systems for healthcare products and services; governmental efforts to regulate the pharmaceutical supply chain; changes in pharmaceutical and medical-surgical manufacturers’ pricing, selling, inventory, distribution or supply policies or practices; changes in customer mix; substantial defaults in payment or a material reduction in purchases by large customers; challenges in integrating and implementing the company’s software and software system products, or the slowing or deferral of demand for these products; the company’s ability to successfully identify, consummate and integrate strategic acquisitions; changes in generally accepted accounting principles (GAAP); foreign currency fluctuations; and general economic conditions. The reader should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The company assumes no obligation to update or revise any such statements, whether as a result of new information or otherwise.

New Segment Reporting

     On April 26, 2004, McKesson announced several changes to its segment reporting that will take effect in Fiscal 2005. McKesson will continue to report in three segments: Pharmaceutical Solutions, Medical-Surgical Solutions and Provider Technologies. McKesson Provider Technologies combines the former McKesson Information Solutions segment, the McKesson Inpatient Automation business, which provides automation products for the hospital market; and McKesson Corporate Solutions Group, a unit that coordinates strategic sales of products and services across multiple McKesson business units. The results of Inpatient Automation were previously reported in the Pharmaceutical Solutions segment. Retail Automation will continue to be included in Pharmaceutical Solutions.

     The Clinical Auditing and Compliance Division, which sells software to payors for auditing professional claims, will now be reported in the Pharmaceutical Solutions segment which already includes other Payor businesses. Its results were previously reported in McKesson Information Solutions. Zee Medical, which provides first aid and safety products and training services to corporate customers, will now be reported in the Medical-Surgical Solutions segment. Its results were previously reported in the Pharmaceutical Solutions segment.

     Three years of recast segment financial data for the reorganized segments are included in the tables for this press release.

     A Webcast of the company’s regular conference call to review financial results with the financial community is available through McKesson’s website, www.mckesson.com, live at 5 PM EDT today and on replay afterwards. Shareholders are encouraged to review SEC filings and more information about McKesson, all of which are located on the company’s website.

About McKesson

     McKesson Corporation (NYSE: MCK) is a Fortune 16 healthcare services and information technology company dedicated to helping its customers deliver high-quality healthcare by reducing costs, streamlining processes and improving the quality and safety of patient care. Over the course of its 170-year history, McKesson has grown by providing pharmaceutical and medical-surgical supply management across the spectrum of care; healthcare information technology for hospitals, physicians, homecare and payors; hospital and retail pharmacy automation; and services for manufacturers and payors designed to improve outcomes for patients. For more information, visit us at www.mckesson.com.

Schedule I

McKESSON CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (1)
(unaudited)
(in millions except per share amounts)

	Quarter Ended March 31,			Year Ended March 31,
	FY04	FY03	Chg.	FY04	FY03	Chg.
Revenues
Excluding sales to customers’ warehouses	$12,366.9	$10,965.9	13%	$47,884.0	$42,287.9	13%
Sales to customers’ warehouses	5,573.0	3,920.4	42	21,622.1	14,832.9	46

Total	17,939.9	14,886.3	21	69,506.1	57,120.8	22
Cost of sales	17,045.4	14,001.5	22	66,257.9	54,018.3	23

Gross profit	894.5	884.8	1	3,248.2	3,102.5	5
Operating expenses	574.3	588.5	(2)	2,264.8	2,169.5	4

Operating income	320.2	296.3	8	983.4	933.0	5
Interest expense	(30.2)	(29.6)	2	(120.2)	(128.1)	(6)
Other income	11.5	8.3	39	48.2	46.5	4

Income before income taxes	301.5	275.0	10	911.4	851.4	7
Income taxes	(87.3)	(93.4)	(7)	(264.9)	(289.3)	(8)

Income from continuing operations	214.2	181.6	18	646.5	562.1	15
Discontinued operations (2)	—	(2.6)	—	—	(6.7)	—

Net income	$214.2	$179.0	20	$646.5	$555.4	16

Earnings per common share
Diluted
Continuing operations	$0.73	$0.62	18	$2.19	$1.90	15
Discontinued operations	—	(0.01)	—	—	(0.02)	—

Total	$0.73	$0.61	20	$2.19	$1.88	16

Basic
Continuing operations	$0.74	$0.63	17	$2.23	$1.94	15
Discontinued operations	—	(0.01)	—	—	(0.02)	—

Total	$0.74	$0.62	19	$2.23	$1.92	16

Shares on which earnings per common share were based
Diluted	297.4	297.8	—	298.6	298.8	—
Basic	290.1	290.1	—	290.0	289.3	—

(1)	As a result of the application of Financial Accounting Standards Board Interpretation No. 46(R), “Consolidation of Variable Interest Entities”, the Company no longer consolidates its investment in the McKesson Financing Trust (the “Trust”). Accordingly, the Company now recognizes long-term debt issued to the Trust in lieu of the preferred securities that the Trust issued to third parties. Additionally, the consolidated financial statements include interest expense on the long-term debt issued to the Trust and no longer report dividends on the preferred securities, net of tax. These changes increased the Company’s net debt to net capital ratio slightly but did not have a material impact on our consolidated financial statements, including diluted earnings per share.

For the quarters and years ended March 31, 2004 and 2003, interest expense, net of related income taxes, of $1.6 million and $6.2 million, has been added to net income for purposes of calculating diluted earnings per share. This adjustment reflects the impact of the Company’s potentially dilutive obligations.

In addition to the above reclassifications, certain prior period amounts have been reclassified to conform with the current period presentation.

(2)	In September 2002, we sold a marketing fulfillment business, which was included in our Pharmaceutical Solutions segment. Financial results for this business have been presented as a discontinued operation. The quarter and year ended March 31, 2003 also included an after-tax loss of $2.6 million related to the 2000 divestiture of the Water Products business.

Schedule II

McKESSON CORPORATION
CONDENSED CONSOLIDATED OPERATING INFORMATION BY BUSINESS SEGMENT (1)
(unaudited)
(in millions)

	Quarter Ended March 31,				Year Ended March 31,
	FY04	FY03	Chg.		FY04	FY03	Chg.
REVENUES
Pharmaceutical Solutions
U.S. Health Care	$10,256.0	$9,068.7	13%		$39,539.7	$34,982.5	13%
Canada	1,145.3	899.7	27		4,458.9	3,423.0	30

Total Direct Revenues	11,401.3	9,968.4	14		43,998.6	38,405.5	15
U.S. Health Care sales to customers’ warehouses	5,573.0	3,920.4	42		21,622.1	14,832.9	46

Total Pharmaceutical Solutions	16,974.3	13,888.8	22		65,620.7	53,238.4	23

Medical-Surgical Solutions	644.1	683.7	(6)		2,707.5	2,743.4	(1)

Information Solutions
Software	62.5	80.6	(22)		229.7	238.2	(4)
Services	217.6	204.2	7		832.2	799.8	4
Hardware	41.4	29.0	43		116.0	101.0	15

Total Information Solutions	321.5	313.8	2		1,177.9	1,139.0	3

Revenues	$17,939.9	$14,886.3	21		$69,506.1	$57,120.8	22

GROSS PROFIT
Pharmaceutical Solutions	$578.8	$584.4	(1)		$2,129.5	$2,047.2	4
Medical-Surgical Solutions	135.6	133.4	2		534.1	523.1	2
Information Solutions	180.1	167.0	8		584.6	532.2	10

Gross profit	$894.5	$884.8	1		$3,248.2	$3,102.5	5

OPERATING EXPENSES
Pharmaceutical Solutions	$316.3	$292.3	8		$1,229.0	$1,107.0	11
Medical-Surgical Solutions	110.8	117.2	(5)		445.5	459.8	(3)
Information Solutions	74.7	131.0	(43)		396.7	439.8	(10)
Corporate	72.5	48.0	51		193.6	162.9	19

Operating expenses	$574.3	$588.5	(2)		$2,264.8	$2,169.5	4

OTHER INCOME
Pharmaceutical Solutions	$6.1	$8.6	(29)		$32.2	$47.7	(32)
Medical-Surgical Solutions	1.2	0.7	71		3.0	2.1	43
Information Solutions	1.1	(0.1)	—		2.5	2.0	25
Corporate	3.1	(0.9)	—		10.5	(5.3)	—

Other income	$11.5	$8.3	39		$48.2	$46.5	4

OPERATING PROFIT
Pharmaceutical Solutions	$268.6	$300.7	(11)		$932.7	$987.9	(6)
Medical-Surgical Solutions	26.0	16.9	54		91.6	65.4	40
Information Solutions	106.5	35.9	197		190.4	94.4	102

Operating profit	401.1	353.5	13		1,214.7	1,147.7	6
Corporate	(69.4)	(48.9)	42		(183.1)	(168.2)	9

Income from continuing operations before interest expense and income taxes	$331.7	$304.6	9		$1,031.6	$979.5	5

STATISTICS
Operating profit as a % of revenues
Pharmaceutical Solutions	1.58%	2.17%	(59	)bp	1.42%	1.86%	(44	)bp
Pharmaceutical Solutions, excl. sales to customers’ warehouses	2.36%	3.02%	(66)		2.12%	2.57%	(45)
Medical-Surgical Solutions	4.04%	2.47%	157		3.38%	2.38%	100
Information Solutions	33.13%	11.44%	2,169		16.16%	8.29%	787
Return on Stockholders’ Equity	13.4%	13.2%
Return on Committed Capital	23.4%	24.1%

(1)	Certain prior period amounts have been reclassified to conform with the current period presentation.

Schedule III

McKESSON CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (1)

(unaudited)
(in millions)

	March 31,	March 31,
	2004	2003
ASSETS
Current Assets
Cash and equivalents	$708.0	$522.0
Marketable securities available for sale	9.8	11.5
Receivables, net	5,418.8	4,594.7
Inventories	6,735.1	6,022.5
Prepaid expenses and other	132.5	102.9

Total	13,004.2	11,253.6
Property, Plant and Equipment, net	599.9	593.7
Capitalized Software Held for Sale	129.4	131.1
Notes Receivable	172.2	245.6
Goodwill and Other Intangibles	1,490.2	1,449.5
Other Assets	844.3	687.6

Total Assets	$16,240.2	$14,361.1

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Drafts and accounts payable	$7,575.6	$6,630.7
Deferred revenue	543.0	459.7
Current portion of long-term debt	274.8	10.2
Other	1,062.7	874.6

Total	9,456.1	7,975.2
Postretirement Obligations and Other Noncurrent Liabilities	409.0	363.5
Long-Term Debt	1,209.8	1,496.9
Stockholders’ Equity	5,165.3	4,525.5

Total Liabilities and Stockholders’ Equity	$16,240.2	$14,361.1

(1)	See note 1 on Schedule I.

Schedule IV

McKESSON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in millions)

	Year Ended March 31,
	FY04	FY03
OPERATING ACTIVITIES
Income From Continuing Operations	$646.5	$562.1
Adjustments to Reconcile to Net Cash Provided By Operating Activities:
Depreciation	104.8	101.2
Amortization	127.3	102.5
Provision for bad debts	54.4	68.5
Notes receivable reserve	21.0	—
Customer settlement reserve reversals	(66.4)	(22.3)
Contract loss accruals	4.8	51.0
Deferred taxes on income	69.5	126.6
Other non-cash items	14.6	(19.6)

Total	976.5	970.0

Effects of Changes In:
Receivables	(704.7)	(641.6)
Inventories	(681.3)	13.4
Accounts and drafts payable	900.1	286.5
Deferred revenue	80.7	50.7
Taxes	61.6	16.6
Other	(69.5)	15.2

Total	(413.1)	(259.2)

Net cash provided by continuing operations	563.4	710.8
Discontinued Operations	—	(0.5)

Net cash provided by operating activities	563.4	710.3

INVESTING ACTIVITIES
Property Acquisitions	(115.0)	(116.0)
Capitalized Software Expenditures	(172.0)	(188.0)
Acquisitions of Businesses, Less Cash and Short-Term Investments Acquired	(49.4)	(385.8)
Notes Receivable Issuances, Net	(8.8)	(55.7)
Proceeds from Sale of Notes Receivable	45.4	117.9
Other	31.9	26.7

Net cash used by investing activities	(267.9)	(600.9)

FINANCING ACTIVITIES
Repayment of Debt	(17.5)	(142.5)
Capital Stock Transactions:
Issuances	92.6	78.8
Share repurchases	(156.8)	(25.0)
ESOP notes and guarantees	9.2	12.8
Dividends paid	(69.8)	(69.7)
Other	32.8	0.4

Net cash used by financing activities	(109.5)	(145.2)

Net Increase (Decrease) in Cash and Equivalents	186.0	(35.8)
Cash and Equivalents at Beginning of Period	522.0	557.8

Cash and Equivalents at End of Period	$708.0	$522.0

Schedule V

McKESSON CORPORATION
RETURN ON STOCKHOLDERS’ EQUITY AND COMMITTED CAPITAL
(unaudited)
(in millions)

	Quarter Ended Mach 31,
	FY04	FY03
Net income- last 4 quarters	$646.5	$555.4
Stockholders’ equity- 5 quarter average	$4,834.8	$4,216.5
Return on stockholders’ equity	13.4%	13.2%

Adjusted income- last 4 quarters
Income from continuing operations before interest expense and income taxes	$1,031.6	$979.5
Amortization of intangibles	21.2	18.2
Adjusted income	$1,052.8	$997.7

Committed capital - 5 quarter average
Long-term debt	$1,496.9	$1,585.7
Short-term borrowings	70.5	62.4
Non-current portion of deferred income taxes	6.4	(8.9)
Stockholders’ equity	4,834.8	4,216.5
Cash, cash equivalents and marketable securities	(439.8)	(407.4)
Goodwill and other intangibles	(1,468.6)	(1,313.4)

Committed capital	$4,500.2	$4,134.9

Return on committed capital	23.4%	24.1%

The Company utilizes return on committed capital as a measure to evaluate its ability to generate income relative to its investment in capital. The Company believes that the most directly comparative GAAP measure is return on stockholders’ equity.

Schedule VI

McKESSON CORPORATION
RECAST CONDENSED CONSOLIDATED OPERATING INFORMATION BY BUSINESS SEGMENT
(unaudited)
(in millions)

	As Reported			Recast
	FY04	FY03	FY02	FY04	FY03	FY02
REVENUES
Pharmaceutical Solutions
U.S. Health Care	$39,539.7	$34,982.5	$30,188.4	$39,412.1	$34,802.9	$30,036.6
Canada	4,458.9	3,423.0	2,884.8	4,458.9	3,423.0	2,884.8

Total Direct Revenues	43,998.6	38,405.5	33,073.2	43,871.0	38,225.9	32,921.4
U.S. Health Care sales to customers’ warehouses	21,622.1	14,832.9	13,184.9	21,622.1	14,832.9	13,184.9

Total Pharmaceutical Solutions	65,620.7	53,238.4	46,258.1	65,493.1	53,058.8	46,106.3

Medical-Surgical Solutions	2,707.5	2,743.4	2,726.0	2,810.5	2,842.9	2,826.1

Provider Technologies
Software and Software Systems	229.7	238.2	182.6	218.2	288.7	212.2
Services	832.2	799.8	736.1	868.3	829.4	758.2
Hardware	116.0	101.0	85.3	116.0	101.0	85.3

Total Provider Technologies	1,177.9	1,139.0	1,004.0	1,202.5	1,219.1	1,055.7

Revenues	$69,506.1	$57,120.8	$49,988.1	$69,506.1	$57,120.8	$49,988.1

GROSS PROFIT
Pharmaceutical Solutions	$2,129.5	$2,047.2	$1,788.4	$2,076.9	$1,956.3	$1,717.6
Medical-Surgical Solutions	534.1	523.1	524.2	603.9	589.0	587.8
Provider Technologies	584.6	532.2	475.9	567.4	557.2	483.1

Gross profit	$3,248.2	$3,102.5	$2,788.5	$3,248.2	$3,102.5	$2,788.5

OPERATING EXPENSES
Pharmaceutical Solutions	$1,229.0	$1,107.0	$1,023.5	$1,119.3	$1,021.2	$949.1
Medical-Surgical Solutions	445.5	459.8	461.2	501.2	511.9	511.3
Provider Technologies	396.7	439.8	455.5	450.7	473.5	479.8
Corporate	193.6	162.9	147.0	193.6	162.9	147.0

Operating expenses	$2,264.8	$2,169.5	$2,087.2	$2,264.8	$2,169.5	$2,087.2

OTHER INCOME
Pharmaceutical Solutions	$32.2	$47.7	$37.4	$22.5	$31.6	$32.5
Medical-Surgical Solutions	3.0	2.1	1.7	3.7	2.3	1.5
Provider Technologies	2.5	2.0	1.3	11.5	17.9	6.4
Corporate	10.5	(5.3)	(13.7)	10.5	(5.3)	(13.7)

Other income	$48.2	$46.5	$26.7	$48.2	$46.5	$26.7

OPERATING PROFIT
Pharmaceutical Solutions	$932.7	$987.9	$802.3	$980.1	$966.7	$801.0
Medical-Surgical Solutions	91.6	65.4	64.7	106.4	79.4	78.0
Provider Technologies	190.4	94.4	21.7	128.2	101.6	9.7

Operating profit	1,214.7	1,147.7	888.7	1,214.7	1,147.7	888.7
Corporate	(183.1)	(168.2)	(160.7)	(183.1)	(168.2)	(160.7)

Income from continuing operations before interest expense and income taxes	$1,031.6	$979.5	$728.0	$1,031.6	$979.5	$728.0

STATISTICS
Operating profit as a % of revenues
Pharmaceutical Solutions	1.42%	1.86%	1.73%	1.50%	1.82%	1.74%
Pharmaceutical Solutions, excl. sales to customers’ warehouses	2.12%	2.57%	2.43%	2.23%	2.53%	2.43%
Medical-Surgical Solutions	3.38%	2.38%	2.37%	3.79%	2.79%	2.76%
Provider Technologies	16.16%	8.29%	2.16%	10.66%	8.33%	0.92%